Exhibit 99.1

NEWS RELEASE

FOR RELEASE MONDAY, DECEMBER 20, 2004 at 8:01 A.M. EST

Contact:
Adriana Jenkins (media) (617) 761-6996	Kyle Kuvalanka (investors) (617) 761-4734

MILLENNIUM ANNOUNCES CHANGES IN COMMERCIAL MANAGEMENT AND BOARD OF DIRECTORS

Cambridge, Mass., December 20, 2004 – Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced Kenneth Bate, executive vice president and head of commercial operations, has decided to leave the company in January 2005. Millennium is actively recruiting a successor to lead the Company’s commercial organization. Upon Mr. Bate’s departure, oversight of the commercial organization will immediately transition to Mark Levin, chief executive officer and chairperson of Millennium.

Mr. Bate joined Millennium as chief financial officer in 2002 and assumed the additional role of head of commercial operations in 2003.

“I want to thank Ken for his commitment to Millennium, our employees and the patients we serve. He has been instrumental in the implementation of our plan to reach profitability and in the successes of the Company’s commercial organization during the past two years. We greatly appreciate his significant contributions,” said Levin. “We will continue to seek extraordinary executives with deep commercial biopharmaceutical experience as we are moving into the next phase of our development.”

Separately, Millennium also announced the departure of three Board members. Ginger Graham, the president and chief executive officer of Amylin Pharmaceuticals, Vaughn Kailian, the managing partner of Deerhaven Partners and Edward Miller, M.D., the chief executive officer and dean of the Johns Hopkins University School of Medicine will all be leaving the Board effective January 2005. During 2005, Mr. Kailian will continue to provide services to the Company through a consulting agreement. Shaun Coughlin, M.D., Ph.D., Grant Heidrich, Charles Homcy, M.D., Raju Kucherlapati, Ph.D., Eric Lander, Ph.D., Mark Levin, Norman Selby and Kenneth Weg will continue to serve on the Board.

“The Company has benefited greatly from the contributions and guidance Ginger and Vaughn, who joined us in connection with the COR merger, and Ed, who joined us in 2000, have all provided. We wish them all the best as they focus on their own demanding endeavors,” said Levin. “Our Board Governance Committee is currently in discussions with prospective independent directors who would bring the strong financial, biopharmaceutical and public policy backgrounds that Millennium needs in the next phase of its evolution into a leading biopharmaceutical company.”

About The Company

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE® (bortezomib) for Injection, a novel cancer product, co-promotes INTEGRILIN® (eptifibatide) Injection, a market-leading cardiovascular product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in three therapeutic areas: oncology, cardiovascular, and inflammation. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized drug discovery platform, the Company is seeking to develop breakthrough products.

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Editor’s Note: This release is available on Media section of Millennium website at www.millennium.com